Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Appointment of
Glenn J. Rufrano as Chief Executive Officer

ARCP Also Announces Plans to Reconstitute the Board of Directors

Phoenix, AZ, March 10, 2015 - American Realty Capital Properties, Inc. (“ARCP,” “the Company”) (NASDAQ: ARCP) today announced that the Board of Directors has named Glenn J. Rufrano Chief Executive Officer effective April 1, 2015. Mr. Rufrano will bring to ARCP more than 30 years of experience growing and creating shareholder value in the commercial real estate industry.
Mr. Rufrano succeeds William Stanley, who has held the position on an interim basis since December 2014. Mr. Stanley will continue as interim Chairman of the Board until the Board completes its search for a Non- Executive Chairman.
“Glenn’s long and successful track record makes him the ideal individual to lead ARCP and set it on a course for long-term growth and value creation,” said Thomas Andruskevich, Interim Lead Independent Director. “Glenn is well known and well regarded for his ability to lead companies through complex situations and turbulent environments. His leadership, combined with ARCP’s diverse real estate assets with long-term, net leases, a seasoned acquisition and property management team, and a recognized asset management and distribution platform, position the Company for a new phase of growth and development. On behalf of the Board, I would like to thank Bill Stanley for the outstanding work he has done to stabilize the Company as interim CEO.”

Mr. Rufrano commented: “ARCP is a young company, grown rapidly, which now requires a sound business path. I look forward to meeting the management team, thoroughly analyzing the assets and reviewing the details of the balance sheet while at the same time seeking thoughts from the institutional investor community. Once complete, we will organize a strategic plan and begin execution to maximize the value of the core REIT assets, Cole Capital and the enterprise.”

Throughout his career, Mr. Rufrano has strengthened each of the organizations he has led. Under his leadership, New Plan Excel Realty Trust, Centro Global Property Group and Cushman & Wakefield each underwent structural changes leading to enhanced growth at each. During his tenure at New Plan, the company’s stock price nearly tripled. The substantial value creation was a product of the growth prospects Mr. Rufrano saw in New Plan and the decisive actions he took to reposition the business, including overhauling the management team, the board of directors, and the firm’s strategy and asset base, and selling off $1.5 billion in non-core assets to focus on shopping centers. New Plan was subsequently sold to Centro.

As CEO of Centro, Mr. Rufrano successfully led the company through the global financial crisis. During this period, Mr. Rufrano oversaw a vital financial restructuring exercise to refinance Centro’s debt. Centro emerged from a point of near-collapse to a stable position. As President and CEO of Cushman & Wakefield, he helped revitalize the world’s largest privately held commercial real estate services firm following the financial crisis.

Mr. Rufrano joins ARCP from O'Connor Capital Partners, a real estate investment firm specializing in retail and multifamily residential properties, where he had been Chairman and CEO since 2013.

He is currently a member of the Board of Directors of Ventas, Inc. (NYSE: VTR) and is a trustee of the International Council of Shopping Centers (ICSC). He was previously a director of General Growth Properties (NYSE: GGP).

Board Reconstitution
With the restatement of the Company’s financial statements completed, the Company expecting to file its 2014 10-K by the end of March and the appointment of a new CEO, Leslie Michelson and Governor Edward Rendell have decided that it is the right time for them to step down from the Board effective April 1, 2015 to make way for new directors. The Board thanks Mr. Michelson and Governor Rendell for their years of service and, in particular, their contributions as members of the Audit Committee in connection with the investigation and restatement.

The Board is in the process of recruiting a new non-executive Chairman and two other new independent directors, which will result in a seven-member Board. The decision about re-nomination of the other existing directors for election at the 2015 annual meeting will be made by the disinterested members of the reconstituted Board.

About ARCP
ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $40 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on the NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com.ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.
Forward-Looking Statements
Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially from those contained in the forward-looking statements, including ARCP’s ability to realize the benefits of the announcements contained herein. Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Media Contacts

Stephen Cohen	John Bacon, Vice President, Marketing
212.886.9332	American Realty Capital Properties, Inc.
602.778.6057 | jbacon@arcpreit.com

Investor Contact

Bonni Rosen, Director, Investor Relations
American Realty Capital Properties, Inc.
877.405.2653 | brosen@arcpreit.com